Filed Pursuant to Rule 433
Dated March 13, 2007
Registration No. 333-106040
American International Group, Inc.
4.95% Medium-Term Notes, Series MP, Matched Investment Program, Due March 20, 2012
Term Sheet

Issuer:	American International Group, Inc.

Ratings:	Aa2(Moody’s)(stable)/AA(Standard & Poor’s)(stable)/AA(Fitch)(stable)

Type:	Senior Unsecured

Principal Amount:	$600,000,000

Use of Proceeds:	Matched Investment Program

Trade Date:	March 13, 2007

Issue Date (Settlement Date):	March 20, 2007 (T+5)

Maturity Date:	March 20, 2012

Interest Rate:	4.95%

Interest Payment Dates:	Semi-annually on the 20th of March and September, commencing September 20, 2007

Price to Public:	99.786%

Underwriting Discount:	0.25%

All-In Price:	99.536%

Net Proceeds:	$597,216,000

Redemption Provisions:	None

Authorized Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Managing Underwriters:	Goldman, Sachs & Co., Greenwich Capital Markets, Inc.

Co-Managers:	Daiwa Securities SMBC Europe Ltd, Mitsubishi UFJ Securities International plc, Mizuho Securities USA Inc.

CUSIP:	02687QBL1
The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternately, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, or Greenwich Capital Markets, Inc. toll-free at 1-866-884-2071.

American International Group, Inc.
Floating Rate Medium-Term Notes, Series MP, Matched Investment Program, Due March 20, 2012
Term Sheet

Issuer:	American International Group, Inc.

Ratings:	Aa2(Moody’s)(stable)/AA(Standard & Poor’s)(stable)/AA(Fitch)(stable)

Type:	Senior Unsecured

Principal Amount:	$300,000,000

Use of Proceeds:	Matched Investment Program

Trade Date:	March 13, 2007

Issue Date (Settlement Date):	March 20, 2007 (T+5)

Maturity Date:	March 20, 2012

Interest Rate:	3 Month Libor + 10 bps

Interest Payment Dates:	Quarterly on the 20th of March, June, September and December commencing June 20, 2007

Interest Reset Dates:	Quarterly on the 20th of March, June, September and December

Price to Public:	100%

Underwriting Discount:	0.25%

All-In Price:	99.75%

Net Proceeds:	$299,250,000

Redemption Provisions:	None

Authorized Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Managing Underwriters:	Goldman, Sachs & Co., Greenwich Capital Markets, Inc.

Co-Managers:	Daiwa Securities SMBC Europe Ltd, Mitsubishi UFJ Securities International plc, Mizuho Securities USA Inc.

CUSIP:	02687QBK3
The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternately, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, or Greenwich Capital Markets, Inc. toll-free at 1-866-884-2071.
(To Prospectus Supplement, dated October 12, 2006, and Prospectus, dated July 24, 2006)